EXHIBIT 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
MONDAY, APRIL 5, 2004

Contacts:	Paris G. Reece III	Rachel L. Neumann
	Chief Financial Officer	Communications Director
	(303) 804-7706	(303) 804-7729
	greece@mdch.com	rlneumann@mdch.com

M.D.C. HOLDINGS REPORTS RECORD
HOME ORDERS, HOME CLOSINGS AND QUARTER-END BACKLOG

•	Quarterly orders for 4,429 homes, highest in MDC’s history; a 32% year-over-year increase

•	Closed 2,910 homes, a first quarter record and 39% above last year

•	Backlog of 7,112 homes with an estimated sales value of $2.08 billion, up 34%

     DENVER, Monday April 5, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced the highest level of home orders for any quarter in the Company’s history. The Company received orders, net of cancellations, for 4,429 homes during the first quarter of 2004, an increase of 32% over the net orders for 3,365 homes received in the same period in 2003.

     Larry A. Mizel, MDC’s chairman and chief executive officer, stated, “The strength in demand for new homes was consistent throughout the quarter, which concluded with a 26% year-over-year increase in home orders in March, our 25th consecutive month of record home orders. A quarterly increase of more than 20% in homebuyer traffic, combined with a 10% increase in our active subdivisions and a reduction in the cancellation rate to 19% in the first quarter of 2004 from 22% for the same period in 2003, contributed to our relative net home order strength. We are encouraged by the recent apparent improvement in the job market, which we feel is important to maintaining the healthy level of housing demand, even if interest rates move higher.”

     First quarter 2004 home orders increased from 2003 first quarter levels in most of the Company’s markets. The Company received 556 net home orders in the 2004 first quarter from its newest markets in Texas, Utah and Florida, compared with only 143 home orders from Texas and Utah in the 2003 first quarter. Home orders excluding these new markets rose a healthy 20%, and particularly were strong in Northern California, Nevada and Southern California (up 78%, 77% and 46%, respectively), primarily due to the continued strong demand for new homes in these markets. Colorado also showed improvement, with home orders in the 2004 first quarter

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M.D.C. HOLDINGS, INC.

increasing over 25% on a same-store basis over the same period in 2003. Virginia reported lower net home orders in the first quarter of 2004, primarily due to the Company’s decision to limit temporarily its release of new homes for sale in this market. The decision was made in an effort to reduce the Company’s growing backlog of homes sold but not started in Virginia that resulted from a combination of strong home orders in prior quarters, weather-related land development and home construction delays, and volume-related delays by municipalities in issuing building permits.

     Consistent with the Company’s record backlog entering the year, MDC closed 2,910 homes in the first quarter of 2004, the highest for any first quarter in the Company’s history and 39% above the 2,100 homes closed in the same period in 2003. The Company ended the first quarter of 2004 with a record quarter-end backlog of 7,112 homes with an estimated sales value of $2.08 billion, 34% higher than the backlog of 5,300 homes with an estimated sales value of $1.40 billion at March 31, 2003.

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has a growing presence in Dallas/Fort Worth and has recently entered the Houston, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets. For more information about our Company, please visit www.richmondamerican.com.

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor;

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M.D.C. HOLDINGS, INC.

(8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control.

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	Three Months
	Ended March 31,
	2004	2003
Orders For Homes, net (units)
Colorado	691	671
California	826	530
Nevada	1,030	583
Arizona	910	924
Utah	176	93
Texas	271	50
Virginia	292	403
Maryland	124	111
Florida	109	—

Total	4,429	3,365

Homes Closed (units)
Colorado	478	609
California	476	428
Nevada	568	273
Arizona	870	571
Utah	104	40
Texas	70	10
Virginia	203	102
Maryland	70	67
Florida	71	—

Total	2,910	2,100

	Backlog (Units)		Active Subdivisions
	March 31,		March 31,
	2004	2003	2004	2003
Colorado	947	1,019	55	62
California	1,469	1,024	25	22
Nevada	1,348	660	20	23
Arizona	1,373	1,429	42	46
Utah	223	103	14	7
Texas	344	56	20	4
Virginia	943	777	28	32
Maryland	323	232	10	8
Florida	142	—	11	—

Total	7,112	5,300	225	204

Backlog Estimated Sales Value	$2,080,000	$1,400,000

Estimated Average Selling Price of Homes in Backlog	$292.5	$264.2